Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT:	Marsha J. Akin
Investor Relations
(630) 773-3800
www.ajg.com

Itasca, IL, January 6, 2005 — Arthur J. Gallagher & Co. announces today that Bernard L. Hengesbaugh, a Director of the Company, has advised the Company that, as a result of his recent acceptance of the position of Chief Operating Officer of the American Medical Association, he is unable to stand for re-election to the Board of Directors at the Company’s May, 2005 Annual Meeting of Shareholders.

J. Patrick Gallagher, Jr., President and Chief Executive Officer, congratulates Mr. Hengesbaugh and wishes him success in this important position. Mr. Gallagher also stated that while Mr. Hengesbaugh will be missed, he looks forward to continuing to work with him for the duration of his term as a Director.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in nine countries and does business in more than 100 countries around the world through a network of correspondent brokers and consultants. Gallagher is traded on the New York Stock Exchange under the symbol AJG.

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